--------------------------------------------------------------------------------
                             JANNEY MONTGOMERY SCOTT
                               INVESTMENT BANKING

                                Established 1832
--------------------------------------------------------------------------------


                        Supplemental Presentation to the
                             Board of Directors of
                        Kentek Information Systems, Inc.




                                August 13, 1999

Table of Contents
--------------------------------------------------------------------------------

SECTION

1        SUPPLEMENTAL ANALYSIS

2        STATUS QUO PROJECTIONS

3        ADDITIONAL VALUATION ANALYSES

4        VALUATION SUMMARY



                                                  [JANNEY MONTGOMERY SCOTT LOGO]

2
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--------------------------------------------------------------------------------
SUPPLEMENTAL ANALYSIS




                                                  [JANNEY MONTGOMERY SCOTT LOGO]

BACKGROUND
--------------------------------------------------------------------------------

[ ] Per the SEC's request, Janney Montgomery Scott has revisited several previously performed analyses utilizing "Status Quo Projections" (defined hereinafter) recently provided to Janney Montgomery Scott by Kentek's management.

[ ] Status Quo Projections are projections of Kentek's ongoing business and prospects. They do not include any financial adjustments related to the proposed Merger.

[ ] The analyses specifically affected by the use of the Status Quo Projections include:

              o the calculated price per share values derived by multiplying Kentek's estimated earnings by the Comparable Companies' stock price multiples; and
              o   the Discounted Cash Flow analysis

[ ] Additionally, Janney Montgomery Scott referred to "Management" and a "Management Buyout" in the May 14, 1999 presentation; however, it was intended to refer to Mr. Philip W. Shires, Kentek's President and Chief Executive Officer.



                                                  [JANNEY MONTGOMERY SCOTT LOGO]


4
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--------------------------------------------------------------------------------
STATUS QUO PROJECTIONS




                                                  [JANNEY MONTGOMERY SCOTT LOGO]

STATUS QUO PROJECTIONS
--------------------------------------------------------------------------------

[ ] The following Status Quo Projections for Kentek Information Systems, Inc. have been reviewed by the Company's management. Janney has relied upon the assessment of the management of the Company regarding the Company's business and prospects, and assumed that the Status Quo Projections were reasonably prepared on basis reflecting the best currently available estimates.

[ ] Differences between the Status Quo Projections and the projections presented in the May 14, 1999 presentation includes the following:

              o Cash is kept within Kentek and earns interest income based on a rate of 5.0%
              o Kentek does not undertake any debt since cash is kept in the business
              o The ongoing cost of remaining a public company is included in operating expenses
              o The tax rate on pretax income is based on the historical tax rate Kentek has experienced as a public company
              o   Dividends will continue to be paid

[ ] Management has indicated to Janney Montgomery Scott that projected revenues under the Status Quo Projections are unchanged since negative industry fundamentals affecting Kentek's future business and prospects would continue to be present, regardless of whether Kentek is a public or private company.


                                                  [JANNEY MONTGOMERY SCOTT LOGO]

PROJECTED REVENUE BREAKDOWN
--------------------------------------------------------------------------------


                                                          For The Year Ended June 30,
                                           ----------------------------------------------------
                                              2000      2001       2002       2003       2004
                                           --------   --------   --------   --------   --------
                                                    (in thousands, except per share data)


Printers-IBM(a)                            $     --   $     --   $     --   $     --   $     --
Printers-OEM(b)                               3,400      1,600         --         --         --
                                           --------   --------   --------   --------   --------
     Total Printer Revenue                    3,400      1,600         --         --         --

Supplies-Lexmark(c)                           4,500      2,000      1,000        500        500
Supplies-OEM(d)                              12,494     10,000      8,000      5,000      2,000
Supplies-OEM New(e)                           1,006      2,515      3,018      3,018      3,018
                                           --------   --------   --------   --------   --------
     Total Supplies Revenue                  18,000     14,515     12,018      8,518      5,518

Parts-IBM(f)                                    750        350        250        100        100
Parts-OEM(g)                                  1,501      1,000      1,000        500        500
Other                                            48         30         15         10          5
                                           --------   --------   --------   --------   --------
     Total Parts and Other Revenue            2,299      1,380      1,265        610        605

Total Revenue                              $ 23,699   $ 17,495   $ 13,283   $  9,128   $  6,123
                                           ========   ========   ========   ========   ========

UNIT SALES DATA (ACTUAL)

Printers-IBM                                     --         --         --         --         --
Printers-OEM                                    400        200         --         --         --



UNIT PRICE DATA (WEIGHTED AVERAGE)

Printers-IBM                               $     --   $     --   $     --   $     --   $     --
Printers-OEM                               $  8,500   $  8,000   $  7,500   $  7,000   $  6,500
Supplies-OEM (15% cloning adjust.)         $  5,029   $  5,029   $  5,029   $  5,029   $  5,029



                                                  [JANNEY MONTGOMERY SCOTT LOGO]


7
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PROJECTED REVENUE BREAKDOWN - FOOTNOTES
--------------------------------------------------------------------------------
($ in thousands, unless otherwise specified)


a        PRINTERS - IBM. The Company has had no IBM printer sales since FY 1996.

b PRINTERS - OEM. In 1997 and 1998, Kentek began to experience significant declines in new printer sales as a result of negative competitive trends effecting the traditional mid-range printer industry and its failure to develop a new faster mid-range printer to address increasing performance from light duty printers. Substantially all of Kentek's customers have introduced or announced the introduction of the new Xerox 40 ppm light-duty mid-range printer to their product lines. Xerox's new 40 ppm printer is priced at approximately $3,000 per unit while Kentek's 40 ppm printer is priced at approximately $15,000 per unit and Xerox's 40 ppm printer incorporates all of the product features of Kentek's printers. Kentek believes that its competitors, including Xerox, will continue to release new lower cost printers with superior features and that its customers will continue to replace Kentek printers with such lower cost printers. As a result, Kentek anticipates that it will continue to suffer progressively greater declines in new printer sales. Based on the foregoing and based on Kentek's historical printer unit sales numbers set forth below, Kentek estimates that it is unlikely that it will sell more than 600 printer units prior to June 30, 2001. Likely buyers include (but are not limited to): Unisys, Oce, Tally, Banctec, NCR, Printer Systems International, Print Assist and Trisquare. Management projected printer unit sales with the following historical trend:

                                    1994     1995    1996     1997       1998     1999
                                    ----     ----    ----     ----       ----     ----
     Printer Unit Shipments         4,327   2,849    1,791      793       671       513
     Yr/Yr Change                           (34.2)%  (37.1)%  (55.7)%   (15.4)%   (23.5)%

c SUPPLIES - LEXMARK. The Company does not have accurate data available as to how many printers remain in the Lexmark installed base; therefore, they are unable to project these revenues utilizing unit data. Management projected these revenues with the following historical trend:

     ($ in millions)       1994     1995    1996     1997     1998     1999
                           ----     ----    ----     ----     ----     ----
     Revenues              $20.5    $22.2   $23.7   $ 19.4    $ 12.7   $  8.3
     Yr/Yr Change                     8.3%    6.6%   (17.9)%   (34.8)%  (34.2)%

d SUPPLIES - OEM. The Company does not have accurate data available as to how many printers remain in their installed base; therefore, they are unable to project these revenue utilizing unit data. Management projected these revenues with the following historical trend:

     ($ in millions)       1994      1995     1996     1997     1998     1999
                           ----      ----     ----     ----     ----     ----
     Revenues              $16.3    $16.2     $20.8    $20.2    $18.7    $17.4
     Yr/Yr Change                    (0.6)%    28.0%    (2.8)%   (7.6)%   (6.7)%


                                                  [JANNEY MONTGOMERY SCOTT LOGO]

PROJECTED REVENUE BREAKDOWN - FOOTNOTES
--------------------------------------------------------------------------------
($ in thousands, unless otherwise specified)


e SUPPLIES - OEM NEW. Assumes each new printer sold after FY 1999 will produce $5,029 in annual supplies revenue, after adjusting for potential cloning of 15%. We have assumed these revenues will continue over the 7 year life of the printers, with the Company only realizing 50% of these revenues in years 1 and 7 and 100% of these revenues in years 2 through 6.

f PARTS - IBM. Though not officially announced, the Company believes that IBM is close to announcing end-of-life on Kentek printers, as evidenced by the huge drop in parts sales to IBM in recent years. The Company assumes that minimal, declining sales will occur over the next five years as independent resellers form some sort of sales channel for these parts.

g PARTS - OEM. The Company's estimate as to the amount of parts that will be sold in conjunction with the sale of the remaining 600 printers.



                                                  [JANNEY MONTGOMERY SCOTT LOGO]


9
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PROJECTED FINANCIAL STATEMENT ASSUMPTIONS
--------------------------------------------------------------------------------

                                                          For the Year Ended June 30,
                                           -----------------------------------------------------------
                                              2000          2001       2002        2003         2004
                                           ------------   -------     -------     -------    ---------
                                                    (in thousands, except per share data)
UNIT SALES DATA (ACTUAL)

Printers - IBM                                   --          --          --          --          --
Printers - OEM                                  400         200          --          --          --


   Average Useful Life                            7           7           7           7           7


UNIT PRICE DATA (WEIGHTED AVERAGE)

Printers - IBM                               $   --      $   --      $   --      $   --      $   --
Printers - OEM                               $8,500      $8,000      $7,500      $7,000      $6,500


Supplies - OEM (bef. cloning adjust.)        $5,917      $5,917      $5,917      $5,917      $5,917
Cloning Factor                                   15%         15%         15%         15%         15%
Supplies - OEM (after cloning adjust.)       $5,029      $5,029      $5,029      $5,029      $5,029


OTHER ASSUMPTIONS

Gross Margin                                     48%         48%         48%         48%         48%
Tax Rate                                       37.5%       37.5%       37.5%       37.5%       37.5%
Interest Rate on Cash                             5%          5%          5%          5%          5%
Capital Expenditures                         $  361      $  260      $  200      $  200      $  200

A/R Turnover                                     45          45          45          45          45
Inventory Turnover                              125         125         125         125         125
A/P Turnover                                     36          36          36          36          36

                                                  [JANNEY MONTGOMERY SCOTT LOGO]

PROJECTED INCOME STATEMENT
--------------------------------------------------------------------------------

                                                        For the Year Ended June 30,
                                   --------------------------------------------------------------------
                                     2000           2001           2002           2003           2004
                                   --------       --------       --------       --------       --------
                                                   (in thousands, except per share data)
Net Revenues                       $ 23,699       $ 17,495       $ 13,283       $  9,128       $  6,123

Cost of Sales(1)                     12,323          9,097          6,907          4,746          3,184
                                   --------       --------       --------       --------       --------
Gross Profit                         11,375          8,397          6,376          4,381          2,939

Operating Expenses(2):
Sales & Marketing                     1,145          1,000            800            500            200
General & Administrative              2,299          2,000          1,700          1,250          1,000
Engineering/R&D                       1,075            750            500            300             --
Operations                            2,064          1,200          1,000            750            600
Other(3)                                723            535            515            495            465
                                   --------       --------       --------       --------       --------
     Total Operating Expenses         7,306          5,485          4,515          3,295          2,265
                                   --------       --------       --------       --------       --------

Operating Cash Flow (EBITDA)          4,069          2,912          1,861          1,086            674
     Depreciation &
     Amortization(4)                    564            300            300            300            200
                                   --------       --------       --------       --------       --------

Operating Income (EBIT)               3,505          2,612          1,561            786            474
     Interest Income(5)              (1,987)        (2,205)        (2,383)        (2,542)        (2,675)
                                   --------       --------       --------       --------       --------

Profit Before Taxes                   5,492          4,817          3,944          3,329          3,149
     Provision for Income Taxes(6)    2,060          1,807          1,479          1,248          1,181
                                   --------       --------       --------       --------       --------

Net Income                         $  3,433       $  3,011       $  2,465       $  2,080       $  1,968
                                   ========       ========       ========       ========       ========



                                                  [JANNEY MONTGOMERY SCOTT LOGO]

PROJECTED BALANCE SHEET - ASSETS
--------------------------------------------------------------------------------

                                                                AT JUNE 30,
                                   --------------------------------------------------------------------
                                     2000           2001           2002           2003           2004
                                   --------       --------       --------       --------       --------
                                                     (in thousands, except per share data)
Assets:
Cash and Investments               $ 39,731       $ 44,098       $ 47,660       $ 50,845       $ 53,499
Accounts Receivable, net(7)           2,922          2,157          1,638          1,125            755
Inventory, net(8)                     4,220          3,115          2,365          1,625          1,090
Pre-paid Expenses                       375            325            275            200            150
Deferred Tax Asset                      819            819            819            819            819
                                   --------       --------       --------       --------       --------
     Current Assets                  48,067         50,515         52,757         54,615         56,314

Property & Office Equipment(9)        7,117          7,377          7,577          7,777          7,977
Tooling                              11,853         11,853         11,853         11,853         11,853
Accumulated Depreciation(10)        (17,202)       (17,502)       (17,802)       (18,102)       (18,302)
                                   --------       --------       --------       --------       --------
     Net Fixed Assets                 1,768          1,728          1,628          1,528          1,528

Guaranty Deposits                       136            136            100             50             --
Deferred Tax Asset                      528            528            528            528            528
Other Assets                             48              8             --             --             --
                                   --------       --------       --------       --------       --------

Total Assets                       $ 50,547       $ 52,915       $ 55,013       $ 56,721       $ 58,370
                                   ========       ========       ========       ========       ========

                                                  [JANNEY MONTGOMERY SCOTT LOGO]

PROJECTED BALANCE SHEET - LIABILITIES AND EQUITY
--------------------------------------------------------------------------------


                                                                At June 30,
                                   --------------------------------------------------------------------
                                     2000           2001           2002           2003           2004
                                   --------       --------       --------       --------       --------
                                                  (in thousands, except per share data)
Liabilities:
Bank Credit Lines                  $     --       $     --       $     --       $     --       $     --
Accounts Payable(11)                  1,215            897            681            468            314
Royalties Payable                       468            468            468            468            468
Accrued Expenses                      1,400          1,300          1,250          1,200          1,100
Other Current Liabilities                50             25             25             15             --
Current Maturities of LT Debt(12)        --             --             --             --             --
                                   --------       --------       --------       --------       --------
  Current Liabilities                 3,133          2,690          2,424          2,151          1,882

Debentures                               --             --             --             --             --
LT Debt(12)                              --             --             --             --             --
NKJ Retirement Liability                450            250            150             50             --
                                   --------       --------       --------       --------       --------
Total Liabilities                     3,583          2,940          2,574          2,201          1,882
                                   --------       --------       --------       --------       --------

Stockholders' Equity:
Common Stock                             72             72             72             72             72
Treasury Stock                      (15,179)       (15,179)       (15,179)       (15,179)       (15,179)
Additional Paid in Capital           43,842         43,842         43,842         43,842         43,842
Translation Gain (Loss)(13)            (641)          (641)          (641)          (641)          (641)
Retained Earnings                    19,317         22,327         24,792         26,873         28,841
Dividend(14)                           (447)          (447)          (447)          (447)          (447)
                                   --------       --------       --------       --------       --------
Total Equity                         46,964         49,974         52,439         54,520         56,488
                                   --------       --------       --------       --------       --------
Total Liabilities & Equity         $ 50,547       $ 52,915       $ 55,013       $ 56,721       $ 58,370
                                   ========       ========       ========       ========       ========

                                                  [JANNEY MONTGOMERY SCOTT LOGO]

PROJECTED CASH FLOW STATEMENT
--------------------------------------------------------------------------------


                                                                     At June 30,
                                        --------------------------------------------------------------------
                                          2000           2001           2002           2003           2004
                                        --------       --------       --------       --------       --------
                                                        (in thousands, except per share data)
Operating Activities:
Net Income (Loss)                       $  3,433       $  3,011       $  2,465       $  2,080       $  1,968
Depreciation                                 564            300            300            300            200
Adjustments:
  Accounts Receivable                        399            765            519            512            370
  Inventory                                1,376          1,105            750            740            535
  Other Current Assets                     1,373             50             50             75             50
  Other Assets                               356             40             44             50             50
  Accounts Payable and Accruals             (585)          (443)          (266)          (273)          (269)
  Other Liabilities (non-debt)               100           (200)          (100)          (100)           (50)
                                        --------       --------       --------       --------       --------
Cash Provided by Operating Activities      7,016          4,627          3,762          3,384          2,855
                                        --------       --------       --------       --------       --------

Cash Used in Investing Activities:
Purchase of Equipment                       (813)          (260)          (200)          (200)          (200)
                                        --------       --------       --------       --------       --------

Financing Activities:
  Net Borrowings (Payment) of Debt            --             --             --             --             --
  Dividends Paid                              --             --             --             --             --
  Treasury Stock (Purchases)/Sales            --             --             --             --             --
  Proceeds from sale of stock                 --             --             --             --             --
                                        --------       --------       --------       --------       --------
Cash Provided by Financing Activities         --             --             --             --             --
                                        --------       --------       --------       --------       --------

Effect of exchange rate changes             (181)            --             --             --             --
                                        --------       --------       --------       --------       --------

Net increase (decrease) in cash            6,022          4,367          3,562          3,184          2,655
Cash-bop                                  33,709         39,731         44,098         47,660         50,845
                                        --------       --------       --------       --------       --------
Cash-eop                                $ 39,731       $ 44,098       $ 47,660       $ 50,845       $ 53,499
                                        ========       ========       ========       ========       ========

                                                  [JANNEY MONTGOMERY SCOTT LOGO]

PROJECTED FINANCIAL STATEMENTS - FOOTNOTES
--------------------------------------------------------------------------------
($ in thousands, unless otherwise specified)


1 COST OF SALES. Assumed gross margin stays constant at 48%; based on Management's projection.

2 OPERATING EXPENSES. Assumed to decline at a rate consistent with the winding down of the printer business; based on Management's projection.

3 OTHER OPERATING EXPENSES. Includes costs of being a public company which are assumed to be $415 per year throughout the forecast period; based on Management's projections.

4 DEPRECIATION AND AMORTIZATION. Based on Management's projection of declining capital expenditures and the depreciation of existing fixed assets.

5 INTEREST INCOME. Assumes cash balances earn interest at a rate of 5.0% per year.

6        PROVISION FOR INCOME TAXES. Assumes the historical tax rate of 37.5%.

7 ACCOUNTS RECEIVABLE. Assumes 45 days turnover; based on Management's projection.

8        INVENTORY. Assumes 125 day turnover; based on Management's projection.

9 PROPERTY AND OFFICE EQUIPMENT. Assumes declining capital expenditures of $361, $260, $200, $200, and $200 for years 2000, 2001, 2002, 2003, and 2004, respectively; based on Management's projection.

10 ACCUMULATE DEPRECIATION. Assumes depreciation of $564, $300, $300, $300, and $200 for years 2000, 2001, 2002, 2003, and 2004, respectively; based on Management's projection.

11 ACCOUNTS PAYABLE. Assumes 36 days turnover; based on Management's projection.

12 LONG TERM DEBT. Assumes the Company has no long term debt outstanding throughout the forecast period.

13 TRANSLATION LOSS. Assumed constant at $641, which is the value for 1999 and approximates the historical trend; based on Management's projection.

14       DIVIDEND. Assumes the Company will keep dividend payments constant.



                                                  [JANNEY MONTGOMERY SCOTT LOGO]

--------------------------------------------------------------------------------
ADDITIONAL VALUATION ANALYSES



                                                  [JANNEY MONTGOMERY SCOTT LOGO]

ADDITIONAL VALUATION ANALYSES
--------------------------------------------------------------------------------

[ ] As previously mentioned, only two valuation analyses presented in the May 14, 1999 presentation are specifically affected by the use of the Status Quo Projections:

               - the calculated price per share values derived by multiplying Kentek's estimated earnings by the Comparable Companies' stock price multiples; and

               -    the Discounted Cash Flow analysis

[ ] Price per share values derived from Revenue, EBITDA, and EBIT figures (as seen in the Comparable Companies Analysis and the Comparable Transaction Analysis) are not affected by the Status Quo Projections since they are presented in the conventional last twelve month format.


                                                  [JANNEY MONTGOMERY SCOTT LOGO]

COMPARABLE COMPANY ANALYSIS
SUMMARY OF KEY MULTIPLES AND PRICE RANGE
--------------------------------------------------------------------------------


                                     ENTERPRISE VALUE/                        EQUITY VALUE/
                           ------------------------------------   ------------------------------------
                               LTM         LTM           LTM         LTM         1999(P)      2000(P)
                             REVENUE      EBITDA        EBIT      NET INCOME   NET INCOME   NET INCOME
                           ----------   ----------   ----------   ----------   ----------   ----------

High                              4.7X       133.5X       182.7X        38.1X        28.6X        24.0X
Low                               0.3          3.0          5.7          4.9          9.0          7.7
Median                            0.9          6.1         16.7         23.7         15.2         13.5
Adjusted Average(1)               1.2         17.3         19.3         22.5         17.0         15.1




                                                  KENTEK - PER SHARE EQUITY VALUE
                           ---------------------------------------------------------------------------
                             LTM(2)       LTM(2)       LTM(2)       LTM(2)       1999(P)      2000(P)
                             REVENUE      EBITDA        EBIT      NET INCOME   NET INCOME   NET INCOME
                           ----------   ----------   ----------   ----------   ----------   ----------


KENTEK                     $   39,810   $    3,156   $    1,889   $    3,422   $    3,491   $    3,222
Shares Outstanding (000)        4,769        4,769        4,769        4,769        4,769        4,769


High                       $    39.35   $    88.37   $    72.37   $    27.36   $    20.38   $    16.22
Low                              2.38         1.97         2.26         3.53         6.42         5.22
Median                           7.38         4.01         6.61        17.00        10.85         9.11
Adjusted Average(1)             10.00        11.47         7.64        16.13        12.12        10.18







(1) Where five or more data points exist, adjusted to exclude the highest and lowest value before averaging.

(2)   LTM results for period ending December 1998.









                                                  [JANNEY MONTGOMERY SCOTT LOGO]

DISCOUNTED CASH FLOW ANALYSIS
KENTEK INFORMATION SYSTEMS, INC.
--------------------------------------------------------------------------------


                                                                           PROJECTED
                                                  --------------------------------------------------------     TERMINAL
                                                  06/30/00    06/30/01    06/30/02    06/30/03    06/30/04       VALUE
                                                  --------    --------    --------    --------    --------     --------
Sales                                             $ 23,699    $ 17,495    $ 13,283    $  9,128    $  6,123
  o in A/R                                             399         765         519         512         370
                                                  --------    --------    --------    --------    --------
Cash Sales                                          24,098      18,260      13,802       9,640       6,493

Cost of Goods Sold                                  12,323       9,097       6,907       4,746       3,184
  o in inventory                                    (1,376)     (1,105)       (750)       (740)       (535)
  o in A/P                                             135         318         216         213         154
                                                  --------    --------    --------    --------    --------
Cash Cost of Goods Sold                             11,082       8,311       6,373       4,220       2,803

Cash Gross Profit                                   13,016       9,949       7,429       5,420       3,690

Operating Expenses                                   7,870       5,785       4,815       3,595       2,465
  Depreciation & Amortization                         (564)       (300)       (300)       (300)       (200)
                                                  --------    --------    --------    --------    --------
Cash Operating Expenses                              7,306       5,485       4,515       3,295       2,265

Cash Operating Income                                5,710       4,464       2,914       2,125       1,425

Less: 37.5% Pro Forma Tax on Taxable Net Income      1,315         980         585         295         178
Less: Capital Expenditures                             361         260         200         200         200
                                                  --------    --------    --------    --------    --------
Unlevered FCF to Capital Providers                $  4,034    $  3,224    $  2,129    $  1,631    $  1,048    $  1,348(2)
Interest Expense Tax Shield                             --          --          --          --          --


NPV of Unlevered FCF(1)                      $      8,484
Add: NPV of Tax Shields                                --
Add: Present Value of Cash(3)                      24,856
                                             ------------
SUGGESTED VALUE                              $     33,340

'Going Concern' Per Share Value              $       1.78
Add: Present Value of Cash Per Share Value           5.21
                                             ------------
SUGGESTED PER SHARE VALUE                    $       6.99



                             EBITDA MULTIPLE RANGE
                    -------------------------------------
                    0.0X     1.0X    2.0X   3.0X     4.0X
                    -----   -----   -----   -----   -----

            12.5%   $8.21   $8.29   $8.37   $8.45   $8.53
DISCOUNT    15.0%   $7.49   $7.57   $7.64   $7.71   $7.78
FACTOR      17.5%   $6.86   $6.93   $6.99   $7.06   $7.12
RANGE       20.0%   $6.30   $6.36   $6.41   $6.47   $6.53
            22.5%   $5.79   $5.85   $5.90   $5.96   $6.01



(1) Unlevered Free Cash Flows discounted at 17.5%, with only 75.1% of Year 1 Unlevered FCF (and Tax Shields) being captured.

(2) Assumes a terminal value equal to last year EBITDA of $.7 million multiplied by an EBITDA multiple of 2.0x.

(3)   Cash discounted at 17.50%


                                                  [JANNEY MONTGOMERY SCOTT LOGO]

--------------------------------------------------------------------------------
VALUATION SUMMARY



                                                  [JANNEY MONTGOMERY SCOTT LOGO]

VALUATION SUMMARY


[ ] The following valuation summary is similar to the one presented in the May 14, 1999 presentation, adjusted to include the two additional valuation analyses performed in the previous section.



                                                  [JANNEY MONTGOMERY SCOTT LOGO]

PER SHARE EQUITY VALUATION - SUMMARY
--------------------------------------------------------------------------------
                                           Dollar values represent median values

                                    [GRAPH]

COMPARABLE COMPANY ANALYSIS:
     Revenue                            $ 7.38
     EBITDA                             $ 4.01
     EBIT                               $ 6.61
     P/E FY + 1                         $ 6.65
     Status Quo P/E FY + 1              $10.85
     P/E FY + 2                         $ 4.48
     Status Quo P/E FY + 2              $ 9.11

COMPARABLE TRANSACTIONS:
     Revenue                            $10.25
     EBITDA                             $ 6.37
     EBIT                               $ 5.12

DCF:
     EBITDA                             $ 7.93
     Status Quo EBITDA                  $ 6.99

LIQUIDATION:
     Net Assets                         $ 6.65


                                                  [JANNEY MONTGOMERY SCOTT LOGO]


22